EXHIBIT 23.3

CONSENT OF ORE RESERVES ENGINEERING

We hereby consent to the inclusion of the historical mineral resource estimates included in the NI 43-101 Technical Report dated October 9, 2014, which were prepared by Ore Reserves Engineering in its capacity as an independent consultant to Rare Element Resources Ltd. (the “Company”) in 2014, in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018 and the incorporation by reference of such historical estimates in the Company’s Registration Statements Form S-8 (Nos. 333-170022 and 333-184983), any prospectuses or amendments or supplements thereto, and in any amendment to any of the foregoing.

By consenting to the Company’s inclusion and incorporation by reference of the historical 2014 mineral resource estimates, the undersigned makes no representation regarding the continued validity of the estimates in light of current market or economic conditions. A qualified person has not done sufficient work to classify the historical estimate as current mineral resources or mineral reserves and the issuer is not treating the historical estimate as current mineral resources or mineral reserves.

Date: March 29, 2019

ORE RESERVES ENGINEERING

/s/ Alan C.Noble

Name: Alan C. Noble

Title: Owner